Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, CFO and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS SECOND QUARTER 2020 RESULTS

MOUNT AIRY, N.C., April 16, 2020 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its second quarter ended March 28, 2020.

Second Quarter 2020 Results

Insteel’s results for the second quarter of fiscal 2020 were favorably impacted by robust demand for the Company’s concrete reinforcement products partially offset by the ongoing margin pressure from low-priced import competition. Net earnings increased to $4.4 million, or $0.23 per share, from $1.0 million, or $0.05 per share, in the same period a year ago.

Net sales increased 2.6% to $114.9 million from $111.9 million in the prior year quarter driven by a 19.7% increase in shipments that offset a 14.3% decrease in average selling prices. On a sequential basis, shipments increased 19.2% from the first quarter of fiscal 2020 while average selling prices decreased 1.2%. The strong shipping performance for the quarter was driven by increased construction activity in most markets supported by more favorable weather conditions relative to the prior year quarter.

Gross margin widened 700 basis points to 13.3% from 6.3% in the prior year quarter primarily due to higher spreads between selling prices and raw material costs and the increase in shipments. Despite the overall margin improvement, Insteel’s markets that are susceptible to import competition continued to significantly underperform the remainder of the business. Insteel’s earnings for the current year quarter reflect a $1.2 million charge to selling, general and administrative expense (“SG&A expense”) associated with the reduction in the cash surrender value of life insurance policies and $0.3 million of restructuring charges and acquisition costs related to the Company’s March 16, 2020 acquisition of substantially all of the assets of Strand-Tech Manufacturing, Inc. (“STM”), which, in the aggregate, reduced net earnings per share by $0.06. Insteel’s earnings for the prior year quarter reflect a $1.0 million gain from insurance proceeds in other income, which increased net earnings per share by $0.04.

Operating activities used $3.0 million of cash compared with $18.0 million in the prior year quarter primarily due to the relative changes in working capital and increase in earnings. Working capital used $13.8 million of cash in the current year quarter largely to fund the increase in sales compared to $21.2 million in the prior year quarter.

Six Month 2020 Results

Net earnings for the first six months of fiscal 2020 decreased to $4.9 million, or $0.25 per diluted share, from $5.2 million, or $0.27 per share, in the same period a year ago. Net sales decreased 1.7% to $212.4 million from $216.1 million in the prior year period driven by a 15.2% decrease in average selling prices that offset a 15.9% increase in shipments. Gross margin widened 180 basis points to 10.1% from 8.3% due to the increase in shipments and higher spreads. Insteel’s earnings for the current year period reflect a $0.9 million reduction in the cash surrender value of life insurance policies in SG&A expense and $0.3 million of restructuring charges and acquisition costs related to the STM acquisition, which, in the aggregate, reduced net earnings per share by $0.05. Insteel’s earnings for the prior year period reflects a $1.0 million gain from insurance proceeds and a $0.7 million gain on the disposition of property, plant and equipment in other income, which, in the aggregate, increased net earnings per share by $0.07.

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Operating activities provided $26.6 million of cash while using $40.2 million in the prior year period primarily due to the relative changes in working capital. Working capital provided $10.8 million of cash in the current year period largely from an increase in accounts payable and accrued expenses while using $52.5 million in the prior year period.

Capital Allocation and Liquidity

Capital expenditures for the first six months of fiscal 2020 decreased to $2.4 million from $8.1 million in the prior year period and are expected to total up to $17.0 million in 2020 primarily focused on cost and productivity improvement initiatives in addition to recurring maintenance requirements.

Insteel ended the quarter debt-free with $40.4 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility, providing the Company with substantial liquidity and financial flexibility.

Outlook

“As we move into the third quarter, our visibility is limited due to the ongoing uncertainty surrounding the impact of COVID-19 and the additional mitigation measures that may be pursued by governmental authorities to combat the pandemic,” commented H.O. Woltz III, Insteel’s president and CEO. “Considering our debt-free balance sheet, significant cash on hand and highly variable cost structure, we believe that Insteel is well-positioned to successfully navigate through this challenging environment.

Our integration of the STM acquisition and closure plans for the Summerville facility are proceeding as planned. The consolidation of facilities should strengthen our competitive position as we contend with the surge in low-priced imports of PC strand resulting from the increased production of downstream products by foreign producers to circumvent the Section 232 tariffs and expand their market share in the U.S.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its second quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://insteelgcs.gcs-web.com/ and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates eleven manufacturing facilities located in the United States.

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Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the year ended September 28, 2019.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: the impact of COVID-19 on the economy, demand for our products and our operations, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties; general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended September 28, 2019 and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 28,	March 30,	March 28,	March 30,
	2020	2019	2020	2019

Net sales	$114,859	$111,948	$212,428	$216,058
Cost of sales	99,576	104,927	190,908	198,061
Gross profit	15,283	7,021	21,520	17,997
Selling, general and administrative expense	9,602	6,556	15,346	13,090
Acquisition costs	187	-	187	-
Restructuring charges	149	-	149	-
Other income, net	(18)	(971)	(43)	(1,800)
Interest expense	26	45	52	75
Interest income	(204)	(12)	(430)	(167)
Earnings before income taxes	5,541	1,403	6,259	6,799
Income taxes	1,177	354	1,340	1,624
Net earnings	$4,364	$1,049	$4,919	$5,175

Net earnings per share:
Basic	$0.23	$0.05	$0.26	$0.27
Diluted	0.23	0.05	0.25	0.27

Weighted average shares outstanding:
Basic	19,272	19,242	19,266	19,233
Diluted	19,386	19,340	19,378	19,338

Cash dividends declared per share	$0.03	$0.03	$0.06	$0.06

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)			(Unaudited)
	March 28,	December 28,	September 28,	March 30,
	2020	2019	2019	2019
Assets
Current assets:
Cash and cash equivalents	$40,363	$67,114	$38,181	$490
Accounts receivable, net	54,912	35,405	44,182	50,574
Inventories	71,685	65,252	70,851	117,227
Other current assets	9,312	6,470	7,370	6,265
Total current assets	176,272	174,241	160,584	174,556
Property, plant and equipment, net	111,674	102,665	104,960	109,377
Intangibles, net	8,951	8,337	8,610	9,157
Goodwill	9,624	8,293	8,293	8,293
Other assets	12,514	12,915	10,562	10,188
Total assets	$319,035	$306,451	$293,009	$311,571

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$38,438	$31,919	$21,595	$35,124
Accrued expenses	9,687	8,363	6,818	5,991
Total current liabilities	48,125	40,282	28,413	41,115
Long-term debt	-	-	-	5,365
Other liabilities	20,079	19,989	18,579	18,561
Shareholders' equity:
Common stock	19,283	19,261	19,261	19,252
Additional paid-in capital	75,661	74,818	74,632	73,667
Retained earnings	158,135	154,349	154,372	155,105
Accumulated other comprehensive loss	(2,248)	(2,248)	(2,248)	(1,494)
Total shareholders' equity	250,831	246,180	246,017	246,530
Total liabilities and shareholders' equity	$319,035	$306,451	$293,009	$311,571

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 28,	March 30,	March 28,	March 30,
	2020	2019	2020	2019
Cash Flows From Operating Activities:
Net earnings	$4,364	$1,049	$4,919	$5,175
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization	3,513	3,380	6,991	6,622
Amortization of capitalized financing costs	16	16	32	32
Stock-based compensation expense	941	845	1,127	1,019
Deferred income taxes	419	5	605	2,136
Loss (gain) on sale and disposition of property, plant and equipment	2	(1,049)	2	(1,758)
Increase in cash surrender value of life insurance policies over premiums paid	-	(594)	-	(62)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	(15,647)	(14,050)	(6,870)	910
Inventories	(3,261)	(1,921)	2,338	(23,070)
Accounts payable and accrued expenses	5,072	(5,212)	15,297	(30,357)
Other changes	1,614	(424)	2,167	(838)
Total adjustments	(7,331)	(19,004)	21,689	(45,366)
Net cash provided by (used for) operating activities	(2,967)	(17,955)	26,608	(40,191)

Cash Flows From Investing Activities:
Acquisition of business	(21,500)	-	(21,500)	-
Capital expenditures	(1,768)	(1,913)	(2,368)	(8,107)
Decrease (increase) in cash surrender value of life insurance policies	710	(249)	668	(263)
Proceeds from property insurance	-	1,048	-	1,048
Proceeds from sale of property, plant and equipment	-	8	-	8
Proceeds from surrender of life insurance policies	6	5	6	18
Net cash used for investing activities	(22,552)	(1,101)	(23,194)	(7,296)

Cash Flows From Financing Activities:
Proceeds from long-term debt	68	17,536	135	17,626
Principal payments on long-term debt	(68)	(12,171)	(135)	(12,261)
Cash dividends paid	(1,156)	(1,154)	(1,156)	(1,154)
Payment of employee tax withholdings related to net share transactions	(76)	(168)	(76)	(175)
Net cash provided by (used for) financing activities	(1,232)	4,043	(1,232)	4,036

Net increase (decrease) in cash and cash equivalents	(26,751)	(15,013)	2,182	(43,451)
Cash and cash equivalents at beginning of period	67,114	15,503	38,181	43,941
Cash and cash equivalents at end of period	$40,363	$490	$40,363	$490

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$261	$1,351	$275	$1,387
Non-cash investing and financing activities:
Receivable related to post-closing purchase price adjustment for business acquired	3,113	-	3,113	-
Purchases of property, plant and equipment in accounts payable	274	497	274	497
Restricted stock units and stock options surrendered for withholding taxes payable	76	168	76	175
Accrued liability related to holdback for business acquired	1,000	-	1,000	-

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